Exhibit 99.14

Gencor’s Perspective On Trading May 13, 2008

ORLANDO, Fla., May 13, 2008 (PRIME NEWSWIRE) — In view of the accelerated trading of the Company’s stock, and for the benefit of those who persist on remaining uninformed in spite of all of Gencors (Nasdaq:GENC) SEC filings, 10-K’s, 8-K’s, Proxy Statements, Annual Reports and Press Releases, the following statements were made by E.J. Elliott, CEO of Gencor:

1.	The Company’s sales continue strong and exceed the prior year by $4.0 million, an increase of 10%.

2.	Our profits from core operations for the first 6 months of this year are up by 22% over the prior year.

3.	The Company is actively engaged in exploring acquisitions, and when one such is under contract the information will be issued.

4.	Mr. Lloyd Miller only attended the Board meeting immediately after being elected to the Board on March 6, 2008. At that Board meeting he was elected to the Audit Committee but never attended one of it’s meetings and then resigned from the Board on May 7, 2008, and based on recent conversations with management, he did so purely for personal reasons and convenience and maintains a professed high esteem for the company, its management, and its future.

5.	The resignation of Mr. Miller from the Board left a vacancy in the Audit Committee, which the Board will be moving forward to fill with a qualified independent director well within the period allowed by NASDAQ. Therefore, there is no issue.

Disinformation and rumors only serve the purposes of the self-serving speculators preying on the uninformed investors.

Gencor is in excellent health with zero debt; leading technology products; strong market position, sales and profits from its core operations, as well as over $60 million of marketable securities and cash to be used for organic expansion and acquisitions, while continuing to be listed on NASDAQ.

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications. This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2007: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

CONTACT:	Gencor Industries Jeanne Lyons, Corporate Secretary 407-290-6000